Exhibit 99.2

AMETEK Acquires LKC Technologies

Berwyn, Pa., February 3, 2026 - AMETEK, Inc. (NYSE: AME) today announced the acquisition of LKC Technologies, a leading provider of innovative technologies to enable the effective diagnosis and management of ophthalmic conditions.

LKC Technologies develops portable devices that help doctors test and monitor eye health. These innovative tools are designed to detect early signs of diabetic retinopathy and other serious eye conditions that can lead to vision loss.

"We are excited to welcome LKC Technologies to AMETEK," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “LKC Technologies is an excellent strategic fit with our Ultra Precision Technologies Reichert business, providing attractive market expansion opportunities and creating a broader ophthalmic product portfolio. We look forward to leveraging our respective design and engineering capabilities to further advance patient eye healthcare together.”

LKC Technologies is headquartered in Germantown, MD. They will join AMETEK as part of its Electronic Instruments Group (EIG), a worldwide leader in the design and manufacture of advanced analytical, test and measurement instrumentation for aerospace, medical, power, energy, research and industrial markets.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247